EXHIBIT 99.1
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BIRMINGHAM UTILITIES, INC.

FOR IMMEDIATE RELEASE

Business Editors

Company Contact:        John S. Tomac, President
                        Phone (203) 735-1888

Ansonia, CT - June 28, 2002 - Birmingham Utilities, Inc. (AMEX - BIW) announced today that its stockholders approved the establishment of a new holding company named "BIW Limited" at the annual meeting of stockholders held on June 25, 2002. Effective at the close of business today, BIW Limited will become the parent company of Birmingham Utilities, Inc. Although Birmingham Utilities' organizational structure will change, BIW Limited will continue to conduct Birmingham Utilities' current businesses through Birmingham Utilities, Inc.

Pursuant to a merger, on June 28, 2002, all Birmingham Utilities' common stock will be exchanged for BIW Limited common stock on a share-for-share basis. Effective Monday, July 1, 2002, BIW Limited common stock will commence trading on the American Stock Exchange under the same symbol - BIW. It will not be necessary for stockholders to turn in their Birmingham Utilities stock certificates for BIW Limited stock certificates. All existing Birmingham Utilities certificates will automatically represent BIW Limited common stock.

John S. Tomac, President of BIW Limited and Birmingham Utilities, noted that as a result of the current business climate, there are numerous business opportunities that exist that BIW Limited could consider now that it is separated from the regulatory framework of Birmingham Utilities, Inc. Tomac further noted that the existence of a holding company will ease the regulatory burden on establishing or purchasing new businesses. "We remain committed to increasing shareholder value," Tomac said. "We will look to grow through ventures related to our core water service business. This is what our company does best and we look forward to expanding on those activities."

BIW Limited is the parent company of Birmingham Utilities, Inc. Birmingham Utilities, Inc. is engaged principally in the collection, distribution and sale of water for residential, commercial and industrial purposes and fire protection in Ansonia and Derby, Connecticut, and in small parts of the contiguous Town of Seymour, Connecticut.